Exhibit 99.1

Vapotherm Updates Its Fourth Quarter and Fiscal Year 2020 Outlook

EXETER, New Hampshire, December 1, 2020 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary Vapotherm high velocity therapy® products, which are used to treat patients of all ages suffering from respiratory distress, today announced an update to its fourth quarter and fiscal year 2020 revenue guidance given on November 4, 2020.

Fourth Quarter and Fiscal Year 2020 Outlook

For fourth quarter 2020, we now expect revenue in the range of $30.0 million to $33.0 million, which reflects an increase of $12.0 million to $13.0 million over our previously announced revenue guidance of $18.0 million to $20.0 million.  This new revenue guidance implies fiscal year revenue in the range of $114.8 million to $117.8 million, an increase from our previously announced revenue guidance of $102.8 million to $104.8 million.

“The global impact of COVID has materially accelerated since we provided our fourth quarter and fiscal year 2020 revenue guidance in early November.  We have seen higher capital demand worldwide and higher disposable demand in the US related to increased hospitalization rates,” said Joe Army, President and CEO of Vapotherm.  “We’d like to thank all healthcare professionals around the world for their efforts, and our teammates and partners for supporting them during this pandemic.”

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 2.5 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free noninvasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission (“SEC”) filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements about expected revenue for the fourth quarter and fiscal year 2020. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “guide” or “typically” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future, Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations, Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market, the ability for Precision Flow systems to gain increased market acceptance, its inexperience directly marketing and selling its products, the potential loss of one or more suppliers, Vapotherm’s susceptibility to seasonal fluctuations, Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements, the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain, or enforce patent or other intellectual property protection for its products, the impact of the COVID-19

Exhibit 99.1

pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2019, as filed with the SEC on March 4, 2020, Vapotherm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 5, 2020, Vapotherm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 4, 2020, and Vapotherm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the SEC on November 4, 2020 and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011

SOURCE:  Vapotherm, Inc.